Exhibit 10.1

[DEALER]1

[__], 2025

To:	The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: General Counsel/Treasurer
Telephone: (239) 301-7000
E-mail: legal@hertz.com; adrian.nasr@hertz.com; mejohnson@hertz.com

Re: [Base][Additional] Call Option Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the call option transaction entered into between [DEALER] (“Dealer”) and The Hertz Corporation (“Counterparty”) as of the Trade Date specified below (the “Transaction”).  Hertz Global Holdings, Inc. (“Parent”) is also a party to this Confirmation in its limited capacity as set forth herein.  This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.  Each party further agrees that this Confirmation together with such ISDA Master Agreement evidence a complete binding agreement between Counterparty and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.  Certain defined terms used herein are based on terms that are defined in the Offering Memorandum dated September 24, 2025 (the “Offering Memorandum”) relating to the 5.500% Exchangeable Senior Notes due 2030 (as originally issued by Counterparty, the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty in an aggregate initial principal amount of USD $375,000,000 (as increased by [up to]2 an aggregate principal amount of USD $50,000,000 [if and to the extent that]3[pursuant to the exercise by]4 the Initial Purchasers (as defined herein) [exercise]5[of]6 their option to purchase additional Exchangeable Notes pursuant to the Purchase Agreement (as defined herein)) pursuant to an Indenture [to be]7 dated September 29, 2025 among Counterparty, Parent, Rental Car Intermediate Holdings, LLC,  the guarantors from time to time party thereto and Computershare Trust Company, N.A., as trustee (the “Indenture”).  In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern.  The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum.  If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation.  The parties further acknowledge that the Indenture section numbers used herein are based on the [draft of the Indenture last reviewed by Dealer and Counterparty as of the date of this Confirmation, and if any such section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties]8[Indenture as executed]9.  Subject to the foregoing, references to the Indenture herein are references to the Indenture as in effect on the date of its execution, and if the Indenture is amended or supplemented following such date (other than any amendment or supplement (x) pursuant to Section 8.01(I) of the Indenture that, as determined by the Calculation Agent, conforms the Indenture to the description of Exchangeable Notes in the Offering Memorandum or (y) pursuant to Section 5.09 of the Indenture,

1 Include Dealer name, address and, if applicable, logo.

2 Include in the Base Call Option Confirmation.

3 Include in the Base Call Option Confirmation.

4 Include in the Additional Call Option Confirmation.

5 Include in the Base Call Option Confirmation.

6 Include in the Additional Call Option Confirmation.

7 Insert if Indenture is not completed at the time of the Confirmation.

8 Include in the Base Call Option Confirmation. Include in the Additional Call Option Confirmation if it is executed before closing of the base deal.

9 Include in the Additional Call Option Confirmation, but only if the Additional Call Option Confirmation is executed after closing of the base deal.

subject, in the case of this clause (y), to the second paragraph under “Method of Adjustment” in Section 3), any such amendment or supplement will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.    This Confirmation evidences a complete and binding agreement between Dealer and Counterparty as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall supplement, form a part of, and be subject to an agreement in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if Dealer and Counterparty had executed an agreement in such form on the Trade Date, but without any Schedule except for (i) the election of the laws of the State of New York as the governing law (without reference to choice of law doctrine); (ii) in respect of Section 5(a)(vi) of the Agreement, the election that the “Cross Default” provisions shall apply to Dealer with (a) a “Threshold Amount” with respect to Dealer of three percent of the shareholders’ equity of  [Dealer][[Dealer Parent] (“Dealer Parent”)] as of the Trade Date, (b) the deletion of the phrase “, or becoming capable at such time of being declared,” from clause (1) and (c) the following language added to the end thereof:  “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature, (y) funds were available to enable the party to make the payment when due and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”; (iii) the modification that the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business; and (iv) the modification that following the payment of the Premium, the condition precedent in Section 2(a)(iii) of the Agreement with respect to Events of Default or Potential Events of Default (other than an Event of Default or Potential Event of Default arising under Section 5(a)(ii), 5(a)(iv) or 5(a)(vii) of the Agreement) shall not apply to a payment or delivery owing by Dealer to Counterparty.10  In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates.  The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.    The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.

Trade Date:	[__], 2025
Effective Date:	The closing date of the [initial][11] issuance of the Exchangeable Notes [issued pursuant to the option to purchase additional Exchangeable Notes exercised on the date hereof][12]
Option Style:	“Modified American”, as described under “Procedures for Exercise” below
Option Type:	Call
Buyer:	Counterparty
Seller:	Dealer
Issuer:	Hertz Global Holdings, Inc.

10 To include a customary guarantee if Dealer is not the highest rated entity in group.

11 Include in the Base Call Option Confirmation.

12 Include in the Additional Call Option Confirmation.

Shares:	The common stock of Parent, par value USD 0.01 per share (Exchange symbol “HTZ”).
Number of Options:	[_______][13]. For the avoidance of doubt, the Number of Options shall be reduced by any Options exercised by Counterparty. In no event will the Number of Options be less than zero.
Applicable Percentage:	[__]%
Option Entitlement:	A number equal to the product of the Applicable Percentage and 108.2808.
Strike Price:	USD [______]
Cap Price:	USD [______]
Premium:	USD [______]
Premium Payment Date:	The Effective Date
Exchange:	The Nasdaq Global Select Market
Related Exchange(s):	All Exchanges
Excluded Provisions:	Section 5.06(A) and Section 5.07 of the Indenture.

Procedures for Exercise.

Exchange Date: With respect to any exchange of an Exchangeable Note

(other than (x) any exchange of Exchangeable Notes with an Exchange Date occurring prior to the Free Exchangeability Date or (y) any exchange of an Exchangeable Note in respect of which the “Holder” (as such term is defined in the Indenture) of such Exchangeable Note would be entitled to an increase in the Exchange Rate pursuant to Section 5.07 of the Indenture (any such exchange described in clause (x) or clause (y), an “Early Exchange”), to which the provisions of Section 9(i)(i) of this Confirmation shall apply), the date on which the “Holder” (as such term is defined in the Indenture) of such Exchangeable Note satisfies all of the requirements for exchange thereof as set forth in Section 5.02(A) of the Indenture); provided that no Exchange Date shall be deemed to have occurred with respect to Exchanged Securities.
Free Exchangeability Date:	July 1, 2030
Exchanged Securities:	With respect to any Exchange Date, any Exchangeable Notes with respect to which Counterparty makes the election described in Section 5.08 of the Indenture and the financial institution designated by Counterparty accepts

13 For the Base Call Option Confirmation, this is equal to the number of Exchangeable Notes in principal amount of $1,000 initially issued on the closing date for the Exchangeable Notes. For the Additional Call Option Confirmation, this is equal to the number of additional Exchangeable Notes in principal amount of $1,000.

such Exchangeable Notes in accordance with Section 5.08 of the Indenture, as long as Counterparty does not submit a Notice of Exercise in respect thereof.
Expiration Time:	The Valuation Time
Expiration Date:	October 1, 2030, subject to earlier exercise.
Multiple Exercise:	Applicable, as described under “Automatic Exercise” and “Automatic Exercise of Remaining Repurchase Options After Free Exchangeability Date” below.

Automatic Exercise:	Notwithstanding Section 3.4 of the Equity Definitions, on each Exchange Date occurring on or after the Free Exchangeability Date, in respect of which a “Notice of Exchange” (as defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging “Holder”, a number of Options equal to [(i)] the number of Exchangeable Notes in denominations of USD 1,000 as to which such Exchange Date has occurred [minus (ii) the number of Options that are or are deemed to be automatically exercised on such Exchange Date under the Base Call Option Transaction Confirmation letter agreement dated September 24, 2025 between Dealer and Counterparty (the “Base Call Option Confirmation”),][14] shall be deemed to be automatically exercised; provided that such Options shall be exercised or deemed exercised only if Counterparty has provided a Notice of Exercise to Dealer in accordance with “Notice of Exercise” below.
Notwithstanding the foregoing, in no event shall the number of Options that are exercised or deemed exercised hereunder exceed the Number of Options.

Automatic Exercise of Remaining
Repurchase Options After
Free Exchangeability Date:	Notwithstanding anything herein or in Section 3.4 of the Equity Definitions to the contrary, unless Counterparty notifies Dealer in writing prior to 5:00 p.m. (New York City time) on the Expiration Date that it does not wish Automatic Exercise to occur, a number of Options equal to the lesser of (a) the Number of Options (after giving effect to the provisions opposite the caption “Automatic Exercise” above) as of 5:00 p.m. (New York City time) on the Expiration Date and (b) the Remaining Repurchase Options [minus the number of Remaining Options (as defined in the Base Call Option Transaction Confirmation)][15] (such lesser number, the “Remaining Options”) will be deemed to be automatically exercised as if a number of Exchangeable Notes (in denominations of USD 1,000 principal amount) equal to such number of Remaining Options were exchanged with an “Exchange

15 Include for Additional Call Option Confirmation only.

16 Insert for Additional Call Option Confirmation only.

Date” (as defined in the Indenture) occurring on or after the Free Exchangeability Date; provided that no such automatic exercise pursuant to this paragraph will occur if the Relevant Price for each Valid Day during the Settlement Averaging Period is less than or equal to the Strike Price. “Remaining Repurchase Options” shall mean the excess of (I) the aggregate number of Exchangeable Notes (in denominations of USD 1,000 principal amount) that were subject to Repayment Events (as defined below) (other than Repayment Events pursuant to the terms of the Indenture) described in clause (y) of Section 9(i)(iv) (“Repurchase Events”) during the term of the Transaction over (II) the aggregate number of Repayment Options (as defined below) that were terminated hereunder relating to Repurchase Events during the term of the Transaction [and the number of Repayment Options (as defined in the Base Call Option Transaction Confirmation) terminated under the Base Call Option Transaction Confirmation relating to Repurchase Events (as defined therein) during the term of the “Transaction” under the Base Call Option Transaction Confirmation][16].

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions or under “Automatic Exercise” above, but subject to “Automatic Exercise of Remaining Repurchase Options After Free Exchangeability Date” above, in order to exercise any Options relating to Exchangeable Notes with an Exchange Date occurring on or after the Free Exchangeability Date, Counterparty must notify Dealer in writing (which, for the avoidance of doubt, may be by email) before 5:00 p.m. (New York City time) on the Scheduled Valid Day immediately preceding the Expiration Date specifying the number of such Options; provided that, notwithstanding the foregoing, such notice (and the related exercise of Options hereunder) shall be effective if given after the applicable notice deadline specified above but prior to 5:00 P.M., New York City time, on the fifth Exchange Business Day following such notice deadline, in which event the Calculation Agent shall have the right to adjust Dealer’s delivery obligation hereunder and the Settlement Date in a commercially reasonable manner, with respect to the exercise of such Options, as appropriate to reflect the additional commercially reasonable costs (including, but not limited to, losses as a result of hedging mismatches and market losses) and expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions (including the unwinding of any hedge position), solely resulting from Dealer not having received such notice prior to such notice deadline (it being understood that the adjusted delivery obligation described

16 Insert for Additional Call Option Confirmation only.

in the preceding proviso can never be less than zero and can never require any payment by Counterparty).
Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its commercially reasonable discretion.
Market Disruption Event:	Section 6.3(a) of the Equity Definitions is hereby replaced in its entirety by the following:
“‘Market Disruption Event’ means, with respect to any date (i) a failure by the principal U.S. national or regional securities exchange or market on which the Shares are then listed or admitted for trading to open for trading during its regular trading session on such date; or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any Scheduled Valid Day for the Shares for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock exchange or otherwise) in the Shares or in any options contracts or futures contracts relating to the Shares.”

Settlement Terms.

Settlement Method:	Cash Settlement.
Cash Settlement:	Dealer will pay to Counterparty, on the relevant Settlement Date for each Option exercised or deemed exercised hereunder, an amount of cash (the “Cash Settlement Amount”) equal to the sum, for each Valid Day during the Settlement Averaging Period for such Option, of (i) the Daily Option Value for such Valid Day, divided by (ii) the number of Valid Days in the Settlement Averaging Period; provided that in no event shall the Cash Settlement Amount for any Option exceed the Applicable Limit for such Option.
Daily Option Value:	For any Valid Day, an amount equal to (i) the Option Entitlement on such Valid Day, multiplied by (ii) (A) the lesser of the Relevant Price on such Valid Day and the Cap Price, less (B) the Strike Price on such Valid Day; provided that if the calculation contained in clause (ii) above results in a negative number, the Daily Option Value for such Valid Day shall be deemed to be zero. In no event will the Daily Option Value be less than zero.
Applicable Limit:	For any Option, an amount of cash equal to the Applicable Percentage multiplied by the excess of (i) the aggregate of (A) the amount of cash, if any, paid to the “Holder” (as such term is defined in the Indenture) of the related Exchangeable Note upon exchange of such Exchangeable Note and (B) the number of Shares, if any, delivered to the “Holder” (as such term is defined in the Indenture) of the related Exchangeable Note upon exchange of such Exchangeable Note multiplied by the Applicable Limit Price on the Settlement Date for such Option, over (ii) USD 1,000.
Applicable Limit Price:	On any day, the opening price as displayed under the heading “Op” on Bloomberg page HTZ <equity> (or any successor thereto).
Valid Day:	A day on which (i) there is no Market Disruption Event and (ii) trading in the Shares generally occurs on the Exchange or, if the Shares are not then listed on the Exchange, on the principal other U.S. national or regional securities exchange on which the Shares are then listed or, if the Shares are not then listed on a U.S. national or regional securities exchange, on the principal other market on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Valid Day” means a Business Day.
Scheduled Valid Day:	A day that is scheduled to be a Valid Day on the principal U.S. national or regional securities exchange on which the Shares are then listed or admitted for trading. If the Shares are not so listed or admitted for trading, “Scheduled Valid Day” means a Business Day.
Business Day:	A day other than a Saturday or Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City (or any other city in which a “Paying Agent” (as defined in the Indenture) maintains its office).
Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “HTZ <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading at the primary trading session on such Valid Day (or if such volume-weighted average price is unavailable at such time, the market value of one Share on such Valid Day, as determined by the Calculation Agent in a commercially reasonable manner using, if practicable, a volume-weighted average method). The Relevant Price will be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.
Settlement Averaging Period:	For any Option, the 25 consecutive Valid Days commencing on, and including, the 26th Scheduled Valid Day immediately prior to the Expiration Date.
Settlement Date:	For any Option, the second Business Day immediately following the final Valid Day of the Settlement Averaging Period for such Option.
Settlement Currency:	USD

3.    Additional Terms applicable to the Transaction.

Adjustments applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in any Dilution Adjustment Provision, that would result in an adjustment under the Indenture to the “Exchange Rate” or the composition of a “Reference Property Unit” or to any “Last Reported Sale Price,” “Daily VWAP,” “Daily Exchange Value,” or “Daily Cash Amount” or “Daily Share Amount” (each as defined in the Indenture). For the avoidance of doubt, Dealer shall not have any delivery or payment obligation hereunder, and no adjustment shall be made to the terms of the Transaction, on account of (x) any distribution of cash, property or securities by Counterparty and/or Issuer to holders of the Exchangeable Notes (upon exchange or otherwise) or (y) any other transaction in which holders of the Exchangeable Notes are entitled to participate, in each case, in lieu of an adjustment under the Indenture of the type referred to in the immediately preceding sentence (including, without limitation, pursuant to the proviso in the first paragraph of Section 5.05(A)(iii)(1) of the Indenture or the proviso in the first paragraph of Section 5.05(A)(iv) of the Indenture).
Method of Adjustment:	Calculation Agent Adjustment, which means that, notwithstanding Section 11.2(c) of the Equity Definitions, upon any Potential Adjustment Event, the Calculation Agent shall make a corresponding adjustment to any one or more of the Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction in a commercially reasonable manner.
Notwithstanding the foregoing and “Consequences of Merger Events / Tender Offers” below:
(i) if the Calculation Agent in good faith disagrees with any adjustment to the Exchangeable Notes that involves an exercise of discretion by Counterparty, Parent or either of their respective boards of directors (including, without limitation, pursuant to Section 5.05(H) of the Indenture, Section 5.09 of the Indenture or any supplemental indenture entered into thereunder or in connection with any proportional adjustment or the determination of the fair value of any securities, property, rights or other assets), then in each such case, the Calculation Agent will, in good faith and in a commercially reasonable manner and, if applicable, consistent with the methodology set forth in the Indenture, determine the adjustment to be made to any one or more of the Strike Price, Number of Options, Option Entitlement and any

other variable relevant to the exercise, settlement or payment for the Transaction; provided that, notwithstanding the foregoing, if any Potential Adjustment Event occurs during the Settlement Averaging Period but no adjustment was made to any Exchangeable Note under the Indenture because the relevant “Holder” (as such term is defined in the Indenture) was deemed to be a record owner of the underlying Shares on the related Exchange Date, then the Calculation Agent shall make a commercially reasonable adjustment, as determined by it, to the terms hereof in order to account for such Potential Adjustment Event;
(ii)	in connection with any Potential Adjustment Event as a result of an event or condition set forth in Section 5.05(A)(ii) of the Indenture or Section 5.05(A)(iii)(1) of the Indenture where, in either case, the period for determining “Y” (as such term is used in Section 5.05(A)(ii) of the Indenture) or “SP” (as such term is used in Section 5.05(A)(iii)(1) of the Indenture), as the case may be, begins before Parent has publicly announced the event or condition giving rise to such Potential Adjustment Event, then the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such event or condition not having been publicly announced prior to the beginning of such period; and
(iii)	if any Potential Adjustment Event is declared and (a) the event or condition giving rise to such Potential Adjustment Event is subsequently amended, modified, cancelled or abandoned, (b) the “Exchange Rate” (as defined in the Indenture) is otherwise not adjusted at the time or in the manner contemplated by the relevant Dilution Adjustment Provision based on such declaration or (c) the “Exchange Rate” (as defined in the Indenture) is adjusted as a result of such Potential Adjustment Event and subsequently re-adjusted (each of clauses (a), (b) and (c), a “Potential Adjustment Event Change”) then, in each case, the Calculation Agent shall, in good faith and in a commercially reasonable manner, have the right to adjust any variable relevant to the exercise, settlement or payment for the Transaction as appropriate to reflect the costs (including, but not limited to, hedging mismatches and market losses) and commercially reasonable out-of-pocket expenses incurred by Dealer in connection with its hedging activities, with such adjustments made assuming that Dealer maintains commercially reasonable hedge positions, as a result of such Potential Adjustment Event Change.
Dilution Adjustment Provisions:	Sections 5.05(A)(i), (ii), (iii), (iv) and (v) and Section 5.05(H) of the Indenture.

Extraordinary Events applicable to the Transaction:

Merger Events:	Applicable; provided that notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition set forth in the definition of “Common Stock Change Event” in Section 5.09(A) of the Indenture.
Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 5.05(A)(v) of the Indenture.
Consequences of Merger Events/ Tender Offers:	Notwithstanding Section 12.2 and Section 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer, the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares (in the case of a Merger Event), Strike Price, Number of Options, Option Entitlement and any other variable relevant to the exercise, settlement or payment for the Transaction, to the extent an analogous adjustment is required under Section 5.09(A) of the Indenture in respect of such Merger Event or Section 5.05(A)(v) of the Indenture in respect of such Tender Offer, as the case may be, as determined in good faith and in a commercially reasonable manner by the Calculation Agent by reference to such Section, subject to the second paragraph under “Method of Adjustment”; provided, however, that such adjustment shall be made without regard to any adjustment to the “Exchange Rate” (as defined in the Indenture) pursuant to any Excluded Provision; provided further that if, with respect to a Merger Event or a Tender Offer, (i) the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person that is not a corporation or is not organized under the laws of the United States, any State thereof or the District of Columbia or (ii) the Counterparty to the Transaction following such Merger Event or Tender Offer will not be a corporation organized under the laws of the United States, any State thereof or the District of Columbia, then, in either case, Cancellation and Payment (Calculation Agent Determination) may apply at Dealer’s reasonable election; provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions set forth above regardless of whether any Merger Event or Tender Offer gives rise to an Early Exchange.
Consequences of Announcement Events:	Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that, in respect of an Announcement Event, (w) references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event”, (x) the phrase “exercise, settlement, payment or any other terms of the Transaction (including, without limitation, the spread)” shall be replaced with the phrase “Cap Price (provided that in no event shall the Cap Price be less than the Strike Price)”, (y) the phrases “whether within a commercially reasonable (as determined by the Calculation Agent) period of time prior to or after the Announcement Event,” shall be inserted prior to the word “which” in the seventh line, and (z) for the avoidance of doubt, the Calculation Agent shall, in good faith and in a commercially reasonable manner, determine whether the relevant Announcement Event has had an economic effect on the Transaction (including, among other terms, the Strike Price and Cap Price) and, if so, shall adjust the Cap Price accordingly on one or more occasions on or after the date of the Announcement Event up to, and including, the Expiration Date, any Early Termination Date and/or any other date of cancellation, it being understood that (i) any adjustment in respect of an Announcement Event shall take into account any earlier adjustment relating to the same Announcement Event and (ii) in making any adjustment the Calculation Agent shall take into account volatility, liquidity or other factors before and after such Announcement Event. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.
Announcement Event:	(i) The public announcement by Issuer, any subsidiary, agent or representative of Issuer or any Valid Third-Party Entity or its affiliate, agent or representative (any such person or entity, a “Relevant Party”) of (x) any transaction or event that, if completed, would constitute a Merger Event or Tender Offer, (y) any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (an “Acquisition Transaction”) or (z) the intention to enter into a Merger Event or Tender Offer or an Acquisition Transaction, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include, a Merger Event or Tender Offer or an Acquisition

Transaction or (iii) any subsequent public announcement by a Relevant Party (in the case of a transaction or intention pursuant to clause (i)) or Issuer (in the case of a transaction or intention pursuant to clause (ii)) of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention), as determined by the Calculation Agent. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention. For purposes of this definition of “Announcement Event,” (A) “Merger Event” shall mean such term as defined under Section 12.1(b) of the Equity Definitions (but, for the avoidance of doubt, the remainder of the definition of “Merger Event” in Section 12.1(b) of the Equity Definitions following the definition of “Reverse Merger” therein shall be disregarded) and (B) “Tender Offer” shall mean such term as defined under Section 12.1(d) of the Equity Definitions; provided that (1) Section 12.1(d) of the Equity Definitions is hereby amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”.
Valid Third Party Entity:	In respect of any transaction or event, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining, in a commercially reasonable manner, whether such third party has such a bona fide intent, the Calculation Agent shall take into consideration whether the relevant announcement by such party has had a material economic effect on the Shares and/or Options on the Shares).
Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position” and (iii) replacing the parenthetical beginning after the word “regulation” in the second line thereof with the words “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption, effectiveness or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions, a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions, and any such determination of a Change in Law shall be consistently applied by the Determining Party across transactions similar to the Transaction and for counterparties similar to Counterparty.
Failure to Deliver:	Applicable
Hedging Disruption:	Applicable; provided that:
(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by inserting the following two phrases at the end of such Section:
“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and
(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or, if a portion of the Transaction is affected by such Hedging Disruption (as commercially reasonably determined by the Hedging Party), such portion of the Transaction affected by such Hedging Disruption”.
Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

Increased Cost of Hedging:	Applicable solely with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above.
Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:	For all applicable Extraordinary Events, Dealer. All calculations and determinations by the Determining Party shall be made in good faith and in a commercially reasonable manner. The Determining Party will promptly (but in any event within five (5) Exchange Business Days), upon written notice from Counterparty, provide a statement (which may be by email) displaying in reasonable detail the basis for such determination or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination or calculation, it being understood that the Determining Party shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination or calculation, as the case may be).
Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable
Hedging Adjustment:	For the avoidance of doubt, whenever Hedging Party, Determining Party or the Calculation Agent makes an adjustment, calculation or determination permitted or required to be made pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of any event (other than an adjustment, calculation or determination made by reference to the Indenture), the Calculation Agent, Determining Party or Hedging Party, as the case may be, shall make such adjustment, calculation or determination in a commercially reasonable manner and by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.
Calculation Agent. Dealer; provided that all calculations and determinations by the Calculation Agent (other than calculations or determinations made by reference to the Indenture, without discretion on the part of the Calculation Agent) shall be made in good faith and in a commercially reasonable manner and assuming for such purposes that Dealer is maintaining, establishing and/or unwinding, as applicable, a commercially reasonable hedge position; provided further that if an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party occurs, Counterparty shall have the right to appoint a successor calculation agent which shall be a nationally recognized third-party dealer in over-the-counter corporate equity derivatives. The Calculation Agent agrees that it will promptly (but in any event within five (5) Exchange Business Days), upon written notice from Counterparty, provide a statement (which may be by email) displaying in reasonable detail the basis for such determination, adjustment or calculation, as the case may be (including any quotations, market data or information from internal or external sources used in making such determination, adjustment or calculation, it being understood that the Calculation Agent shall not be required to disclose any confidential information or proprietary models used by it in connection with such determination, adjustment or calculation, as the case may be).

5.    Account Details.

(a)	Account for payments to Counterparty:

To be provided by Counterparty.

(b)	Account for payments to Dealer:

[Bank:]	[_________][17]
[SWIFT:]	[_________]
[Bank Routing:]	[_________]
[Acct Name:]	[_________]
[Acct No.:]	[_________]

6.    Offices.

(a)	The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

(b)	The Office of Dealer for the Transaction is: [____________][Inapplicable; Dealer is not a Multibranch Party.]

7.    Notices.

(a)	Address for notices or communications to Counterparty:

The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: General Counsel/Treasurer
Telephone: (239) 301-7000
E-mail: legal@hertz.com; adrian.nasr@hertz.com; mejohnson@hertz.com

Address for notices or communications to Parent:
The Hertz Corporation
8501 Williams Road
Estero, Florida 33928
Attention: General Counsel/Treasurer
Telephone: (239) 301-7000
E-mail: legal@hertz.com; adrian.nasr@hertz.com; mejohnson@hertz.com

17 Insert Dealer’s account information.

(b)	Address for notices or communications to Dealer:

[____________][18]

Attention:	[____________]
Telephone:	[____________]
Email:	[____________]

[With a copy to:

[____________]

Attention:	[____________]
Telephone:	[____________]
Email:	[____________]]

8.    Representations and Warranties of Counterparty and Parent.

In addition to the representations and warranties in the Agreement, each of Counterparty and Parent hereby further represents and warrants to Dealer on the date hereof and on and as of the Premium Payment Date that:

(a)	Each of Counterparty and Parent has all necessary corporate power and authority to execute, deliver and perform its respective obligations in respect of the Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on each of Counterparty’s and Parent’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against each of Counterparty and Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of each of Counterparty and Parent hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty or Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Parent, Counterparty or any of their respective subsidiaries is a party or by which Parent, Counterparty or any of their respective subsidiaries is bound or to which Parent, Counterparty or any of their respective subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(c)	To its knowledge, no consent, approval, authorization, or order of, or filing with, any governmental agency or body or any court is required in connection with the execution, delivery or performance by it of this Confirmation, except such as have been obtained or made and such as may be required under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws; provided that neither Counterparty nor Parent makes any representation or warranty regarding any such requirement that is applicable generally to the ownership of equity securities by Dealer or any

18 Insert Dealer’s notice contact information.

of its affiliates solely as a result of it or any of such affiliate being financial institutions or broker-dealers.

(d)	Each of Counterparty and Parent is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).

(f)	Each of it and its affiliates is not, on the date hereof, in possession of any material non-public information with respect to Issuer or the Shares.

(g)	No state or local (including any non-U.S. jurisdiction’s) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(h)	Counterparty (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least USD 50 million.

(i)	The assets of each of Counterparty and Parent do not constitute “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 under the Employee Retirement Income Security Act of 1974, as amended.

(j)	In respect of each of Counterparty and Parent on and immediately after the Trade Date and the Premium Payment Date, (A) the value of the total assets of such entity is greater than the sum of such entity’s total liabilities (including contingent liabilities) and its capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware), (B) the capital of such entity is adequate to conduct the business of such entity, and such entity’s entry into the Transaction will not impair its capital, (C) such entity has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (D) such entity will be able to continue as a going concern; (E) such entity is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and (F) such entity would be able to purchase the number of Shares with respect to the Transaction in compliance with the laws of the jurisdiction of such entity’s incorporation (including the adequate surplus and capital requirements of Sections 154 and 160 of the General Corporation Law of the State of Delaware).

(k)	Each of Counterparty and Parent represents and warrants that it has not applied, and shall not, without the consent of Dealer, until after the first date on which no portion of the Transaction remains outstanding following any final exercise and settlement, cancellation or early termination of the Transaction, apply, for a loan, loan guarantee, direct loan (as that term is defined in the Coronavirus Aid, Relief and Economic Security Act (the “CARES Act”)) or other investment, or to receive any financial assistance or relief under any program or facility (collectively “Financial Assistance”) that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) (i) requires under applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) as a condition of such Financial Assistance, that such entity agree, attest, certify or warrant that it has not, as of the date specified in such condition, repurchased, or will not repurchase, any equity security of such entity, and that it has not, as of the date specified in the condition, made a capital distribution or will make a capital distribution, or (ii) where the terms of the Transaction would cause such entity under any circumstances to fail to satisfy any condition for application for or receipt or retention of the Financial Assistance (collectively “Restricted Financial Assistance”); provided that such entity may apply for Restricted Financial Assistance if (x) such entity either (a) determines based on advice of outside counsel reasonably satisfactory to the Dealer that the terms of the Transaction would not cause such entity to fail to satisfy any condition for application for or receipt or retention of such Financial Assistance based on the terms of the program or facility as of the date of such advice or (b) delivers to Dealer evidence or other guidance from a governmental authority with jurisdiction for such program or facility that the Transaction is permitted under such program or facility (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects) and (y) on the basis of which Dealer consents to such entity’s application for such Restricted Financial Assistance (such consent not to be unreasonably withheld or delayed).  Such entity further represents and warrants that the Premium is not being paid, in whole or in part, directly or indirectly, with funds received under or pursuant to any program or facility, including the U.S. Small Business Administration’s “Paycheck Protection Program”, that (a) is established under applicable law (whether in existence as of the Trade Date or subsequently enacted, adopted or amended), including without limitation the CARES Act and the Federal Reserve Act, as amended, and (b) requires under such applicable law (or any regulation, guidance, interpretation or other pronouncement of a governmental authority with jurisdiction for such program or facility) that such funds be used for specified or enumerated purposes that do not include the purchase of the Transaction (either by specific reference to the Transaction or by general reference to transactions with the attributes of the Transaction in all relevant respects).

(l)	[It has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.][19]

9.    Other Provisions.

(a)	Opinions. Counterparty shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Sections 8(a) through (c) of this Confirmation with respect to Counterparty and Parent (it being understood that such opinions of counsel shall be limited to the federal laws of the United States, the laws of the State of New York and the General Corporate Law of the State of Delaware, and may contain customary assumptions, limitations, exceptions and qualifications). Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.

(b)	Repurchase Notices. Counterparty shall, no later than one Exchange Business Day following the day on which Counterparty and/or Parent effects any repurchase of Shares, give Dealer a written notice (which, for the avoidance of doubt may be by email) of such repurchase (a “Repurchase Notice”) if following such repurchase, the number of outstanding Shares as determined on such day is (i) less than 265.9 million (in the case of the first such notice) or (ii) thereafter more than 33.6 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that, with respect to any repurchase of Shares pursuant to a plan under Rule 10b5-1 under the Exchange Act (as defined below), Counterparty may elect to satisfy such requirement by promptly giving Dealer written notice of entry into such plan, the maximum number of Shares that may be purchased thereunder and the approximate dates or periods during which such repurchases may occur (with such maximum number of Shares deemed repurchased on the date of such notice for purposes of this Section 9(b)). Counterparty and Parent agree, on a joint and several basis, to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all commercially reasonable losses (including commercially reasonable

19 Include for applicable Dealers.

losses relating to Dealer’s commercially reasonable hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities and reasonable and documented out-of-pocket expenses (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other out-of-pocket expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing.  If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Counterparty’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Counterparty in writing, and Counterparty, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Counterparty may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding.  Counterparty and Parent shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without their written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Counterparty and Parent jointly and severally agree to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.  Counterparty and Parent shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person.  If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any commercially reasonable losses, claims, damages or liabilities referred to therein, then Counterparty and Parent hereunder, in lieu of indemnifying such Indemnified Person thereunder, agree to jointly and severally contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities.  The remedies provided for in this paragraph (b) are not exclusive and shall not limit any rights or remedies which may otherwise be available to any Indemnified Person at law or in equity.  The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.

(c)	Regulation M. Neither Counterparty nor Parent is on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Parent, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Neither Counterparty nor Parent shall, until the second Scheduled Trading Day immediately following the Trade Date, engage in any such distribution.

(d)	No Manipulation. Neither Counterparty nor Parent is entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(e)	Transfer or Assignment.

(i)	Counterparty shall have the right to transfer or assign its rights and obligations hereunder with respect to all, but not less than all, of the Options hereunder (such Options, the “Transfer Options”); provided that such transfer or assignment shall be subject to reasonable conditions that Dealer may impose, including but not limited to the following conditions:

(A)	With respect to any Transfer Options, Counterparty and Parent shall not be released from their respective notice and indemnification obligations pursuant to Section 9(b) or any obligations under Section 9(n) or 9(s) of this Confirmation;

(B)	Any Transfer Options shall only be transferred or assigned to a third party that is a United States person (as defined in the Internal Revenue Code of 1986, as amended (the “Code”));

(C)	Such transfer or assignment shall be effected on terms, including any reasonable undertakings by such third party (including, but not limited to, an undertaking with respect to compliance with applicable securities laws in a manner that, in the reasonable judgment of Dealer, will not expose Dealer to material risks under applicable securities laws) and execution of any documentation and delivery of legal opinions with respect to securities laws and other matters by such third party and Counterparty, as are requested and reasonably satisfactory to Dealer;

(D)	Dealer will not, as a result of such transfer and assignment, be required to pay the transferee or assignee on any payment date or delivery date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Dealer would have been required to pay or deliver to Counterparty in the absence of such transfer and assignment;

(E)	Dealer will not, as a result of such transfer or assignment, receive from the transferee or assignee on any payment date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment) an amount less than it would have been entitled to receive from Counterparty in the absence of such transfer or assignment;

(F)	An Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment;

(G)	Without limiting the generality of clause (B), the transferee or assignee shall make such Payee Tax Representations and provide a properly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, and such other tax documentation as may be reasonably requested by Dealer to permit Dealer to determine that results described in clauses (D) and (E) will not occur upon or after such transfer and assignment; and

(H)	Counterparty shall be responsible for all reasonable costs and expenses, including reasonable counsel fees, incurred by Dealer in connection with such transfer or assignment.

(ii)	Dealer may transfer or assign all or any part of its rights or obligations under the Transaction (A) without Counterparty’s or Parent’s consent (but with prompt subsequent (but in no event more than two Exchange Business Days) written notice to Counterparty) to any affiliate or branch of Dealer (1) that has a long-term issuer rating that is equal to or better than Dealer’s credit rating at the time of such transfer or assignment, or (2) whose obligations hereunder will be guaranteed, pursuant to the terms of a customary guarantee in a form used by Dealer [or Dealer’s ultimate parent] generally for similar transactions, by Dealer [or Dealer’s ultimate parent, as applicable] (provided that in connection with any assignment or transfer pursuant to clause (A)(2) hereof, the guarantee of any guarantor of the relevant transferee’s obligations under the Transaction shall constitute a Credit Support Document under the Agreement), or (B) with Counterparty’s consent (such consent not to be unreasonably withheld or delayed), to any other third party financial institution that is a recognized dealer in the market for U.S. corporate equity derivatives and that has a long-

term issuer rating equal to or better than the lesser of (1) the credit rating of Dealer at the time of the transfer or assignment and (2) A- by Standard and Poor’s Financial Services LLC or its successor (“S&P”), or A3 by Moody’s Investor Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Dealer; provided that, in the case of any transfer or assignment described in clause (A) or (B) above, (I) such a transfer or assignment shall not occur unless an Event of Default, Potential Event of Default or Termination Event will not occur as a result of such transfer and assignment; and (II) at the time of such transfer or assignment the transfer or assignment does not result in a deemed exchange by Counterparty within the meaning of Section 1001 of the Code. In addition, (A) the transferee or assignee shall agree that following such transfer or assignment, Counterparty will not (x) receive from the transferee or assignee on any payment date or delivery date (after accounting for amounts paid by the transferee or assignee under Section 2(d)(i)(4) of the Agreement as well as any withholding or deduction of Tax from the payment or delivery) an amount lower than the amount that Counterparty would have been entitled to receive from Dealer in the absence of such transfer or assignment or (y) be required to pay such assignee or transferee on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than an amount that Counterparty would have been required to pay to Dealer in the absence of such transfer or assignment and (B) the transferee or assignee shall make such Payee Tax Representations and shall provide such tax documentation as may be reasonably requested by Counterparty including in order to permit Counterparty to make any necessary determinations pursuant to clause (A) of this sentence and to determine that the statement in clause (II) of the proviso that precedes (A) is correct.  If at any time at which (A) the Section 16 Percentage exceeds 4.9%, (B) the Option Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer is unable after using its commercially reasonable efforts to effect a transfer or assignment of Options to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions), then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists (after giving effect to such transfer or assignment and any resulting change in Dealer’s commercially reasonable Hedge Positions).  In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Options underlying the Terminated Portion, (2) Counterparty were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction.  The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day.  The “Option Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Options and the Option Entitlement and (2) the aggregate number of Shares underlying any other call option transaction sold by Dealer to Counterparty, and (B) the denominator of which is the number of Shares outstanding.  The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Counterparty or Parent that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its reasonable discretion.  The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations (except for any filing requirements on Form 13F, Schedule 13D or Schedule 13G under the Exchange Act, in each case, as in effect on the Trade Date) or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction as determined by Dealer in its reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(iii)	Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to make or receive any payment in cash, to or from Counterparty, Dealer may designate any of its affiliates (each, a “Dealer Designated Affiliate”) to make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations; provided, that such Dealer Designated Affiliate shall comply with the provisions of the Transaction in the same manner as Dealer would have been required to comply. For the avoidance of doubt, the representations and covenants with respect to Section 9(aa)(i) and 9(aa)(ii) shall remain unaffected by such designation. Dealer shall be discharged of its obligations to Counterparty solely to the extent of any such performance.

(f)	[Reserved].

(g)	[Insert any relevant agency provisions][Reserved].

(h)	[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.][Reserved.][20]

(i)	Additional Termination Events.

(i)	Notwithstanding anything to the contrary in this Confirmation, upon any Early Exchange in respect of which a “Notice of Exchange” (as such term is defined in the Indenture) that is effective as to Counterparty has been delivered by the relevant exchanging “Holder” (as such term is defined in the Indenture):

(A)	Counterparty shall, within ten Scheduled Trading Days of the Exchange Date for such Early Exchange, provide written notice (an “Early Exchange Notice”) to Dealer specifying the number of Exchangeable Notes surrendered for exchange on such Exchange Date (such Exchangeable Notes, the “Affected Exchangeable Notes”), and the giving of such Early Exchange Notice shall constitute an Additional Termination Event as provided in this clause (i) (and Counterparty acknowledges its responsibilities under applicable securities laws, and in particular Section 9 and Section 10(b) of the Exchange Act (as defined below) and the rules and regulations thereunder, in respect of delivering any such Early Exchange Notice);

20 Include for applicable Dealers.

(B)	upon receipt of any such Early Exchange Notice, Dealer shall designate an Exchange Business Day as an Early Termination Date (which Exchange Business Day shall be as promptly as reasonably practicable after the later of (i) the Exchange Date for such Early Exchange and (ii) the date of which Counterparty provides the Early Exchange Notice described in Section 9(i)(i)(A) above) with respect to the portion of the Transaction corresponding to a number of Options (the “Affected Number of Options”) equal to the lesser of (x) the number of Affected Exchangeable Notes [minus the “Affected Number of Options” (as defined in the Base Call Option Confirmation), if any, that relate to such Affected Exchangeable Notes][21] and (y) the Number of Options as of the Exchange Date for such Early Exchange;

(C)	any payment hereunder with respect to such termination shall be calculated pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the Affected Number of Options, (y) Counterparty were the sole Affected Party with respect to such Additional Termination Event and (z) the terminated portion of the Transaction were the sole Affected Transaction; provided that the amount payable with respect to such termination shall not be greater than (1) the Applicable Percentage, multiplied by (2) the Affected Number of Options, multiplied by (3) (x) the sum of (i) the amount of cash paid (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note and (ii) the number of Shares delivered (if any) to the “Holder” (as such term is defined in the Indenture) of an Affected Exchangeable Note upon exchange of such Affected Exchangeable Note, multiplied by the Applicable Limit Price on the settlement date for the exchange of such Affected Exchangeable Note, minus (y) the Synthetic Instrument Adjusted Issue Price determined by the Calculation Agent in a commercially reasonable manner based on the date of settlement of the exchange of such Affected Exchangeable Notes pursuant to Section 5.03(C) of the Indenture (the “Exchange Settlement Date”). “Synthetic Instrument Adjusted Issue Price” shall mean the amount determined by the Calculation Agent by reference to the table set forth below (the “Synthetic Instrument AIP Table”). If the relevant Exchange Settlement Date is not listed in the Synthetic Instrument AIP Table, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table, using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Exchange Settlement Dates immediately preceding and immediately following the relevant Exchange Settlement Date;

Exchange Settlement Date	Synthetic Instrument Adjusted Issue Price per Exchangeable Note
September 29, 2025	USD 911.30
April 1, 2026	USD 918.82
October 1, 2026	USD 926.54
April 1, 2027	USD 934.56
October 1, 2027	USD 942.89
April 1, 2028	USD 951.53
October 1, 2028	USD 960.51
April 1, 2029	USD 969.83
October 1, 2029	USD 979.51
April 1, 2030	USD 989.56
October 1, 2030	USD 1,000.00

21 Include in Additional Call Option Confirmation only.

(D)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Exchange and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (y) no adjustments to the Exchange Rate have occurred pursuant to any Excluded Provision and (z) the corresponding Exchangeable Notes remain outstanding as if the circumstances related to such Early Exchange had not occurred; and

(E)	the Transaction shall remain in full force and effect, except that, as of the Exchange Date for such Early Exchange, the Number of Options shall be reduced by the Affected Number of Options.

(ii)	Notwithstanding anything to the contrary in this Confirmation, if an event of default with respect to Counterparty occurs under the terms of the Exchangeable Notes as set forth in Section 7.01 of the Indenture, which event of default has resulted in the Exchangeable Notes becoming due and payable under the terms thereof, then such event of default shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (A) Counterparty shall be deemed to be the sole Affected Party, (B) the Transaction shall be the sole Affected Transaction and (C) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(iii)	[Reserved].

(iv)	Within ten Scheduled Trading Days promptly following any Repayment Event (as defined below), Counterparty (x) in the case of a Repayment Event resulting from the redemption of any Exchangeable Notes by Counterparty or from the repurchase of any Exchangeable Notes by Counterparty upon the occurrence of a “Fundamental Change” (as defined in the Indenture), shall notify Dealer in writing of such Repayment Event and (y) in the case of a Repayment Event not described in clause (x) above, may notify Dealer of such Repayment Event, in each case, including the number of Exchangeable Notes subject to such Repayment Event (any such notice, a “Repayment Notice”); provided that no such Repayment Notice described in clause (y) above shall be effective unless it contains the representation by Counterparty and Parent set forth in Section 8(f) hereunder as of the date of such Repayment Notice [; provided further that any “Repayment Notice” delivered to Dealer pursuant to the Base Call Option Confirmation shall be deemed to be a Repayment Notice pursuant to this Confirmation and the terms of such Repayment Notice shall apply, mutatis mutandis, to this Confirmation][22]. Notwithstanding anything to the contrary in this Confirmation, the receipt by Dealer from Counterparty of any Repayment Notice shall constitute an Additional Termination Event as provided in this Section 9(i)(iv). Upon receipt of any such Repayment Notice, Dealer shall promptly designate an Exchange Business Day following receipt of such Repayment Notice (which Exchange Business Day shall be as promptly as reasonably practicable after the later of (x) the related repurchase settlement date for the relevant Repayment Event and (y) the date on which Counterparty provides the Repayment Notice described in this Section 9(i)(iv)) as an Early Termination Date with respect to the portion of the Transaction corresponding to a number of Options (the “Repayment Options”) equal to the lesser of (A) the number of such Exchangeable Notes specified in such Repayment Notice [minus the number of Repayment Options (as defined in the Base Call Option Confirmation), if any, that relate to such Exchangeable

22 Include for additional capped call.

Notes (and for purposes of determining whether any Options under this Confirmation or under the Base Call Option Confirmation will be among the Repayment Options hereunder or under, and as defined in, the Base Call Option Confirmation, the Exchangeable Notes specified in such Repayment Notice shall be allocated first to the Base Call Option Confirmation until all Options thereunder are exercised or terminated)]23 and (B) the Number of Options as of the date Dealer designates such Early Termination Date and, as of such date, the Number of Options shall be reduced by the number of Repayment Options.  Any payment hereunder with respect to such termination (the “Repayment Unwind Payment”) shall be calculated pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Options equal to the number of Repayment Options, (2) Counterparty were the sole Affected Party with respect to such Additional Termination Event, (3) the terminated portion of the Transaction were the sole Affected Transaction, (4) the relevant Repayment Event and any exchanges, adjustments, agreements, payments, deliveries or acquisitions by or on behalf of Counterparty leading thereto had not occurred, (5) no adjustments to the Exchange Rate have occurred pursuant to any Excluded Provision and (6) the corresponding Exchangeable Notes remain outstanding as if the circumstances related to such Repayment Event had not occurred; provided that, in the event of a Repayment Event pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture, the Repayment Unwind Payment shall not be greater than (x) the number of Repayment Options multiplied by (y) the product of (A) the Applicable Percentage and (B) the excess of (I) the amount paid by the Counterparty per Exchangeable Note pursuant to the relevant sections of the Indenture over (II) the Synthetic Instrument Adjusted Issue Price determined by the Calculation Agent in a commercially reasonable manner based on the date of payment of the amount due by Counterparty to “Holders” (as defined in the Indenture) of the relevant Exchangeable Notes pursuant to the relevant section of the Indenture (the “Repayment Date”).  If the relevant Repayment Date is not listed in the Synthetic Instrument AIP Table, the amount in the preceding sentence shall be determined by the Calculation Agent by reference to the Synthetic Instrument AIP Table, using a linear interpolation between the lower and higher Synthetic Instrument Adjusted Issue Prices for the Repayment Dates immediately preceding and immediately following the relevant Repayment Date. “Repayment Event” means that (i) any Exchangeable Notes are repurchased (whether pursuant to Section 4.02 of the Indenture or Section 4.03 of the Indenture or otherwise) by Counterparty or any of its subsidiaries (including in connection with, or as a result of, a “Fundamental Change” (as defined in the Indenture), a redemption, a tender offer, exchange offer or similar transaction or for any other reason), (ii) any Exchangeable Notes are delivered to Counterparty in exchange for delivery of any property or assets of Counterparty or any of its subsidiaries (howsoever described), (iii) any principal of any of the Exchangeable Notes is repaid in full prior to the final maturity date of the Exchangeable Notes (other than upon acceleration of the Exchangeable Notes pursuant to Section 7.02 of the Indenture), or (iv) any Exchangeable Notes are exchanged by or for the benefit of the “Holders” (as such term is defined in the Indenture) thereof for any other securities of Counterparty or any of its affiliates (or any other property, or any combination thereof) pursuant to any exchange offer or similar transaction.  For the avoidance of doubt, any exchange of Exchangeable Notes (whether into cash, Shares, a combination of cash and Shares or any “Reference Property” (as defined in the Indenture)) pursuant to the terms of the Indenture shall not constitute a Repayment Event.  Counterparty acknowledges and agrees that if an Additional Termination Event has occurred under this Section 9(i)(iv), then any related Exchangeable Notes subject to a Repayment Event will be deemed to be cancelled and disregarded and no longer outstanding for all purposes hereunder.

23 Include for additional capped call

(j)	Amendments to Equity Definitions; Agreement.

(i)	Section 11.2(e)(vii) of the Equity Definitions is hereby replaced in its entirety with the words “any other corporate event involving the Issuer that has a material effect on the theoretical value of the Shares or the Options.”

(ii)	Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) inserting “(1)” immediately following the word “means” in the first line thereof and (2) inserting immediately prior to the semi-colon at the end of subsection (B) thereof the following words: “or (2) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer”.

(iii)	Section 12.9(b)(i) of the Equity Definitions is hereby amended by replacing “either party may elect” with “Dealer may elect or, if Counterparty represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Counterparty or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, Counterparty may elect”.

(iv)	Section 12.9(b)(vi) of the Equity Definitions is hereby amended by replacing subsection (C) with: “if each of Counterparty and Issuer represents to Dealer in writing at the time of such election that (i) it is not aware of any material nonpublic information with respect to Issuer or the Shares and (ii) it is not making such election as part of a plan or scheme to evade compliance with the U.S. federal securities laws, elect to terminate the Transaction as of that second Scheduled Trading Day”.

(v)	Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.

(k)	No Set-off. Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(l)	[Reserved].

(m)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(n)	Registration. Counterparty and Parent hereby agrees that if, in the good faith reasonable judgment of Dealer, based on advice of counsel, the Shares (other than any such Shares that were, at the time of acquisition by Dealer, “restricted securities” (as defined in Rule 144 under the Securities Act)) (“Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the public market by Dealer without registration under the Securities Act, Counterparty and Parent shall, at their election, either (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act and enter into an agreement, in form and substance reasonably satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered secondary offering by an issuer of comparable size in the same or in a similar industry; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this paragraph shall apply at the election of Counterparty and Parent, (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities by an issuer of comparable size in the same or in a similar industry, in form and substance reasonably satisfactory to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its commercially reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement), or (iii) purchase the Hedge Shares from Dealer at the then-current market price on such Exchange Business Days, and in the amounts and at such time(s), requested by Dealer.

(o)	Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)	Right to Extend. Dealer may postpone or add, in whole or in part, any Valid Day or Valid Days during the Settlement Averaging Period or any other date of valuation, payment or delivery by Dealer, with respect to some or all of the Options hereunder, if Dealer reasonably determines, in its commercially reasonable judgment (in the case of clause (i) below) or based on the advice of counsel (in the case of clause (ii) below), that such action is reasonably necessary or appropriate (i) to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions (but only if there is a material decrease in liquidity relative to Dealer’s expectations on the Trade Date) or (ii) to enable Dealer to effect transactions with respect to Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Parent or an affiliated purchaser of Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer; provided that such policies and procedures have been adopted by Dealer in good faith and are generally applicable in similar situations and applied in a non-discriminatory manner; provided, further that no such Valid Day or any other date of valuation, payment or delivery may be postponed or added more than 50 Valid Days after the original Valid Day or any other date of valuation, payment or delivery, as the case may be.

(q)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any United States bankruptcy proceedings of Counterparty or Parent; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty or Parent of their respective obligations and agreements with respect to the Transaction; provided, further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)	Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment of cash hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.

(s)	Notice of Certain Other Events. Counterparty covenants and agrees that:

(i)	Promptly as reasonably practicable following the public announcement of the results of any election by the holders of Shares with respect to the consideration due upon consummation of any Merger Event, Counterparty shall give Dealer, or shall cause Parent to give Dealer, written notice of the weighted average of the types and amounts of consideration received by holders of Shares upon consummation of such Merger Event (the date of such notification, the “Consideration Notification Date”); provided that in no event shall the Consideration Notification Date be later than the date on which such Merger Event is consummated; and

(ii)	(A) Counterparty shall give Dealer commercially reasonable advance (but in no event less than one Exchange Business Day prior to the relevant Adjustment Notice Deadline) written notice of the section or sections of the Indenture and, if applicable, the formula therein, pursuant to which any adjustment will be made to the Exchangeable Notes in connection with any Potential Adjustment Event (other than a Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 5.05(A)(ii) or Section 5.05(A)(iv) of the Indenture) or Merger Event and (B) promptly following any such adjustment (including any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 5.05(A)(ii) or Section 5.05(A)(iv) of the Indenture), Counterparty shall give Dealer written notice of the details of such adjustment. The “Adjustment Notice Deadline” means (i) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 5.05(A)(i) of the Indenture, the relevant “Ex-Dividend Date” (as such term is defined in the Indenture) or “Effective Date” (as such term is defined in the Indenture), as the case may be, (ii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the first formula set forth in Section 5.05(A)(iii) of the Indenture, the first “Trading Day” (as such term is defined in the Indenture) of the period referred to in the definition of “SP” in such formula, (iii) for any Potential Adjustment in respect of the Dilution Adjustment Provision in the second formula set forth in Section 5.05(A)(iii) of the Indenture, the first “Trading Day” (as such term is defined in the Indenture) of the “Spin-off Valuation Period” (as such term is defined in the Indenture), (iv) for any Potential Adjustment in respect of the Dilution Adjustment Provision set forth in Section 5.05(A)(v) of the Indenture, the first “Trading Day” (as such term is defined in the Indenture) of the period referred to in the definition of “SP’” in the formula in such Section, and (v) for any Merger Event, the effective date of such Merger Event (or, if earlier, the first day of any valuation or similar period in respect of such Merger Event).

(t)	Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA or any regulation under the WSTAA, nor any requirement under WSTAA or an amendment made by WSTAA, shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).

(u)	Agreements and Acknowledgments Regarding Hedging. Each of Counterparty and Parent understands, acknowledges and agrees that: (A) at any time on and prior to the Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Relevant Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Relevant Prices, each in a manner that may be adverse to Counterparty.

(v)	Early Unwind. In the event the sale of the [“Firm Notes”][24][“Option Notes”][25] (as defined in the Purchase Agreement (the “Purchase Agreement”) dated as of September 24, 2025, between Counterparty, Parent, the guarantors party thereto and Jefferies LLC and Morgan Stanley & Co. LLC as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”)) is not consummated with the Initial Purchasers for any reason, or Counterparty fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer, Parent and Counterparty under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer, Parent and Counterparty represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(w)	Payment by Counterparty. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Counterparty owes to Dealer an amount calculated under Section 6(e) of the Agreement, or (ii) Counterparty owes to Dealer, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.

(x)	Other Adjustments Pursuant to the Equity Definitions. Notwithstanding anything to the contrary in this Confirmation, solely for the purpose of adjusting the Cap Price, the terms “Potential Adjustment Event,” “Merger Event,” and “Tender Offer” shall each have the meanings assigned to such term in the Equity Definitions (as amended by Section 9(j)(i) or, if applicable, by the definition of “Announcement Event”, and provided that for purposes of the foregoing (1) Section 12.1(d) of the Equity Definitions shall be amended by (x) replacing “10%” with “25%” in the third line thereof and (y) replacing the words “voting shares of the Issuer” in the fourth line thereof with the word “Shares” and (2) Section 12.1(e) of the Equity Definitions is hereby amended by replacing the words “voting shares” in the first line thereof with the word “Shares”), and upon the occurrence of a Merger Date, the occurrence of a Tender Offer Date, or declaration by Counterparty or Issuer of the terms of any Potential Adjustment Event, respectively, as such terms are defined in the Equity Definitions, the Calculation Agent shall determine whether such occurrence or declaration, as applicable, has had a material economic effect on the Transaction (including, among other terms, the Strike Price and Cap Price) and, if so, shall adjust the Cap Price as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such occurrence or declaration, as applicable; provided that in no event shall the Cap Price be less than the Strike Price. Solely for purposes of a Potential Adjustment Event under this Section 9(x), (i) “Extraordinary Dividend” means any cash dividend on the Shares, (ii) the parties agree that (x) open market Share repurchases at prevailing market prices and (y) Share repurchases through a dealer pursuant to accelerated share repurchases, forward contracts or similar transactions that are entered into at prevailing market prices and in accordance with customary market terms for transactions of such type to repurchase the Shares shall not be considered Potential Adjustment Events, in each case, to the extent that, after giving effect to such transactions, the aggregate number of Shares repurchased during the term of the Transaction pursuant to all transactions described in this sub-clause would not exceed 20% of the number of Shares outstanding as of the Trade Date, as determined by the Calculation Agent and

24 Insert for Base Call Option Confirmation.

25 Insert for Additional Call Option Confirmation.

(iii) in the case of Sections 11.2(e)(i), (ii)(A) and (iv) of the Equity Definitions, no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii) of the Equity Definitions, adjustments shall be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares.

(y)	[Reserved].

(z)	[Insert preferred form of U.S. QFC Stay Rule language for each Dealer, if applicable.]

(aa)	Tax Matters.

(i)	Payee Tax Representations. For the purpose of Section 3(f) of the Agreement, the parties make the following representations, as applicable:

(A)	Counterparty is a corporation for U.S. federal income tax purposes and is created or organized in the United States or under the laws of the United States. Counterparty is a “U.S. person” (as that term is used in Treasury Regulation section 1.441-4(a)(3)(ii)) for U.S. federal income tax purposes. It is “exempt” within the meaning of Treasury Regulation section 1.6049-4(c) from information reporting on U.S. Internal Revenue Service Form 1099 and backup withholding.

(B)	[__.][26]

(ii)	Tax Forms. For the purpose of Section 4(a)(i) of the Agreement:

(A)	Counterparty shall provide Dealer with a valid and duly executed U.S. Internal Revenue Service Form W-9, or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Dealer and (iii) promptly upon learning that any such tax form previously provided by Counterparty has become obsolete or incorrect.

(B)	[Dealer shall provide Counterparty with a valid and duly executed U.S. Internal Revenue Service Form [__], or any successor thereto, (i) on or before the date of execution of this Confirmation, (ii) promptly upon reasonable demand by Counterparty and (iii) promptly upon learning that any such tax form previously provided by Dealer has become obsolete or incorrect.][27]

(iii)	Foreign Account Tax Compliance Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(iv)	Section 871(m) Protocol. Dealer and Counterparty hereby agree that this Agreement shall be treated as a Covered Master Agreement (as that term is defined in the 2015 Section 871(m) Protocol published by the International Swaps and Derivatives Association, Inc. on

_______________

26 NTD: Dealer to confirm/update.

27 NTD: Dealer to confirm/update.

November 2, 2015, as may be amended or modified from time to time (the “2015 Section 871(m) Protocol”)) and this Agreement shall be deemed to have been amended in accordance with the modifications specified in the Attachment to the 2015 Section 871(m) Protocol. If there is any inconsistency between this provision and a provision in any other agreement executed between the parties, this provision shall prevail unless such other agreement expressly overrides the provisions of the 2015 Section 871(m) Protocol.

(bb)	[Insert additional Dealer boilerplate, if applicable.]

[Signature Pages Follow.]

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to [Dealer].28

Very truly yours,

[Dealer]

By:
Name:
Title:

28 Include Dealer preferred signature page information, as applicable.

[Signature Page to [Base][Additional] Capped Call Confirmation]

Accepted and confirmed
as of the Trade Date:

THE HERTZ CORPORATION

By:
Name:
Title:

For purposes of the representations made by Parent in Section 8 herein and the representations, covenants and other undertakings made by Parent in Sections 9(b), 9(c), 9(d), 9(n), 9(u) and 9(v) herein, confirmed and acknowledged as of the date first above written:

HERTZ GLOBAL HOLDINGS, INC.

By:
Name:
Title:

[Signature Page to [Base][Additional] Capped Call Confirmation]